MEMORANDUM

DATE: January 13, 2005

TO: File

FROM: Tom Finnerty

RE: Item 77(i): Form N-SAR for Fidelity Securities Fund

Pursuant to a Board approved vote on September 8, 2004, Fidelity Securities Fund commenced a new series of shares Fidelity Small Cap Growth and Fidelity Small Cap Value on November 3, 2004.